EXHIBIT 10.1

January 15, 2024

Dana Perez, CPA

2335 Bellarosa Circle

Royal Palm Beach, Florida 33411

Re:  Offer of Employment – Chief Financial Officer

Dear Dana:

MGO Global Inc. (“MGO” or the “Company”) is very pleased to offer you a position as Chief Financial Officer with our Company pursuant to the following terms and conditions of employment. You shall commence employment on January 15, 2024 (your "Commencement Date"). You shall be based in our corporate headquarters located in Fort Lauderdale, Florida; however, you will be permitted to work remotely, as necessary with a minimum of 2 days per week in the office.  You will report directly to Maximiliano Ojeda, Chairman and Chief Executive Officer.

As a condition of your employment, and in consideration of your employment and the payments and benefits provided herein, you are required to sign and return to the Company the attached Non-Disclosure Agreement (“NDA”).

Your base salary shall be $165,000 per year, paid in accordance with the Company's standard payroll procedures. You shall be eligible for an annual cash bonus of up to 20% of your then-current base salary, as determined by MGO’s leadership team in its good faith discretion, based on your and the Company’s satisfaction of a combination of personal and Company goals. This bonus is subject to your continued employment with the Company through the time at which the bonus is being paid. Any cash bonus for an applicable calendar year shall be paid no later than the end of the first quarter of the following calendar year. Additionally, the Company shall withhold from any payments made to you (including, without limitation, those specified in this offer letter) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.  MGO’s executive management shall review your performance annually and may revise your compensation, subject to approval by the Company’s Compensation Committee.

You will also be granted 50,000 restricted stock units on your Commencement Date in accordance with the Company’s 2022 Equity Incentive Plan. Subject to any acceleration provisions contained in the Plan or any other written agreement authorized by the Plan Administrator governing the terms of this award, these RSUs will vest on the one-year anniversary of their grant date, or January 15, 2025.

Additionally, you participate in the Company’s health and benefits plans in accordance with the Company’s eligibility requirements. Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy that will go into effect for all employees. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time.

This offer is not a guarantee of employment for a specific period of time. Your employment with the Company, should you accept this offer, will be "at-will," which means that you or the Company may terminate your employment for any or no reason, at any time without any severance pay other than salary earned up to the date of termination. In the event you elect to resign your employment with the Company, you agree to provide the Company with 60 days' written notice of your termination of employment. During this notice period, the Company may ask you to perform specific duties or no duties at all and may ask you not to attend work during all or any part of your notice period. During your notice period, you will continue to receive the salary and benefits that you had been receiving immediately prior to such period, subject to any changes generally made for other employees of the Company. Further, upon termination of your employment for any reason, you agree to cooperate with the Company with respect to those business-related matters of which you have knowledge and to assist with the orderly return of Company property and transition of your work to others, as directed by the Company.

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You should be aware that Company employees are not permitted to make any unauthorized use of documents or other information, which could reasonably be considered or construed to be confidential or proprietary information of another individual or company. Likewise, Company employees may not bring with them onto the premises of the Company or place on Company devices or within the Company's information systems any confidential documents or other forms of tangible information relating to their prior employer's business. Further, you represent to the Company that you are not subject to any contract or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

This offer of employment and continued employment is conditioned on your establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). You will receive a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

This offer letter, as well as all matters concerning, arising out of or relating to your employment shall be governed by and construed under the laws of the State of Florida, without regard to its conflict-of-law principles. Further, any dispute concerning or arising out of this offer letter or otherwise out of your employment with the Company shall be heard exclusively pursuant to the dispute resolution provisions set forth in the NDA.

By signing this letter, you acknowledge that (1) you have not relied upon any representations other than those set forth in this offer letter or the NDA; (2) the terms of this offer and the NDA constitute the entire understanding and contain a complete statement of all the agreements between you and the Company; (3) this offer letter and the NDA supersede all prior and contemporaneous oral or written agreements, understandings or communications between you and the Company; and (4) any subsequent agreement or representation between you and the Company shall not be binding on the Company unless contained in a writing signed by you and an authorized representative of MGO Global Inc.

Dana, we are very excited about your expanding role at MGO and expect that your efforts will contribute measurably to our Company’s future success.

If you have any questions or issues that may arise after reviewing this offer letter, please don't hesitate to contact me by email at mgo@mgoteam.com. We look forward to welcoming you to MGO Global as our new CFO.

Sincerely,

___________________________________

Maximiliano Ojeda

Chairman and CEO

“Agreed and Acknowledged” (please sign, date and retain a copy for your records)

___________________________________

Dana Perez

Date:

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